Exhibit 10.3

SIENTRA, INC.

AMENDED AND RESTATED
STRATEGIC ADVISORY CONSULTING AGREEMENT

This AMENDED AND RESTATED STRATEGIC ADVISORY CONSULTING AGREEMENT (the “Agreement”) is entered into by and between SIENTRA, Inc., (“SIENTRA”), a Delaware corporation, and Keith Sullivan (“Consultant”) dated as of August 4, 2017.

WHEREAS, SIENTRA and Consultant previously entered into that certain Strategic Advisory Consulting Agreement, dated as of June 10, 2017, by and between SIENTRA and Consultant (the “Prior Agreement”); and

WHEREAS, SIENTRA and Consultant wish to amend and restate the Prior Agreement on the terms and conditions set forth in this Agreement, which Agreement shall supersede the Prior Agreement as of the Effective Date (as defined below).

NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereto agree as follows:

1.Consulting Relationship.  Commencing on the date of execution of that certain Merger Agreement (the “Merger Agreement”), by and among Miramar Labs, Inc. (“Miramar”), SIENTRA, and Desert Acquisition Corporation (the “Effective Date”), Consultant will provide consulting services (the “Services”) to SIENTRA as described on Exhibit A attached to this Agreement. Consultant represents that Consultant has the qualifications, the experience, and the ability to properly perform the Services.  Consultant shall use Consultant’s best efforts to perform the Services such that the results are timely and satisfactory to SIENTRA.

2.Compensation.  As consideration for the Services to be provided by Consultant and other obligations, SIENTRA shall pay to Consultant the amounts specified in Exhibit B attached to this Agreement at the times specified therein.

3.Expenses.  Consultant shall be reimbursed for all reasonably incurred expenses in connection with the performances of the Services; provided that Consultant shall receive the prior consent of SIENTRA which consent shall be evidenced in writing for any expenses more than $500.00 per expense.  As a condition to receipt of reimbursement, Consultant shall be required to submit to SIENTRA reasonable evidence that the amount involved was actually incurred, expended, and related to Services provided under this Agreement.

4.Term and Termination.  Consultant shall provide Services to SIENTRA commencing on the Effective Date and ending on June 30, 2018 (the “Term”), unless otherwise extended by mutual agreement of the parties, or terminated by either party upon thirty (30) day written notice. Subject to the right to cure described below, either party may terminate this Agreement for Cause.  “Cause” means a default in the performance of this Agreement or material breach any of a party’s obligations under this Agreement, including but not limited to

148496050 v3

Consultant’s obligations under the Confidentiality Agreement referenced below in Section 8.   If a Cause event occurs, the non-breaching party may terminate this Agreement immediately if the breaching party fails to cure the breach within five (5) business days after having received written notice by the non-breaching party of the breach or default.

5.Independent Consultant.  Consultant’s relationship with SIENTRA will be that of an independent Consultant and not that of an employee.

(a)Method of Provision of Services.  Consultant shall determine the method, details and means of performing the Services.

(b)No Authority to Bind SIENTRA.  Neither Consultant, nor any partner, agent, assistant or employee of Consultant, has authority to enter into contracts that bind SIENTRA or create obligations on the part of SIENTRA without the prior written authorization of SIENTRA.

(c)Taxes; Indemnification.  Consultant shall have full responsibility for all applicable federal, state and local taxes, including withholding and income taxes, for all compensation paid to Consultant, its partners, agents or its employees under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization, and Consultant’s partners, agents and employees, including state worker’s compensation insurance coverage requirements and any United States immigration visa requirements.  Consultant agrees to indemnify, defend and hold SIENTRA harmless from any liability for, or assessment of, any claims or penalties with respect to such taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on SIENTRA by the relevant taxing authorities with respect to any compensation paid to Consultant or Consultant’s partners, agents or its employees.

6.Supervision of Consultant’s Services.  All of the Services to be performed by Consultant, including but not limited to the Services described in Exhibit A, will be as agreed between Consultant and SIENTRA.  Consultant will provide appropriate documentation of the Services performed under this Agreement as requested by SIENTRA. Such documentation if requested shall be submitted to and approved by the Chief Executive Officer or other SIENTRA designee. Approval by the Chief Executive Officer is required before compensation may be earned.

7.Consulting or Other Services for Competitors. Consultant represents and warrants that Consultant does not presently, and will not during the term of this Agreement, perform similar services for any individual or other entity other than SIENTRA whose business or proposed business directly involves products or services within the business fields of SIENTRA. Additionally, Consultant shall report services for potential competing entities to SIENTRA so that SIENTRA can assess the potential for conflict.

8.Confidentiality Agreement; Work for Hire.  Consultant has signed, or shall sign prior to providing any Services, a confidential information and invention assignment agreement (the “Confidentiality Agreement”).  For the avoidance of doubt, any and all work

148496050 v3

performed under this Agreement by Consultant for SIENTRA during the term of this Agreement shall become the sole property of SIENTRA and/or shall be deemed “work for hire” and Consultant shall fully cooperate with SIENTRA in securing any protection of such information to the extent it becomes trade secret or other intellectual property. Upon request, expiration, or termination of this Agreement, Consultant shall immediately return all confidential information and any copies thereof in Consultant’s possession.  Consultant shall not, except with SIENTRA’s prior written consent during the term of this agreement and for a period of two years following the termination or expiry of this Agreement, (i) directly or indirectly solicit, recruit, induce, or encourage any of SIENTRA’s or its subsidiaries’ employees, agents, or consultants to leave their employment, agency, or consultancy, or take away such employees, agents, or consultants, or attempt to solicit, induce, recruit encourage or take away employees, agents or consultants of SIENTRA, either for himself or any other person or entity, (ii) directly or indirectly solicit the business of, or induce, encourage, request, advise otherwise cause, any present or future investor, joint venture partner, equity partner, client, customer, or supplier of SIENTRA (or of SIENTRA’s subsidiaries) to withdraw, curtail, or cancel its business dealings with SIENTRA or its subsidiaries, to work with Consultant directly or indirectly, or commit any other act or assist other parties to commit any other act which might adversely affect the business of SIENTRA or its subsidiaries.

9.Conflicts with this Agreement.  Consultant represents and warrants that Consultant is not under any pre-existing obligation in conflict with or in any way inconsistent with the provisions of this Agreement and will not enter into any such agreement during the term of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant represents and warrants that Consultant has the right to disclose and/or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to SIENTRA or uses in the course of performance of this Agreement, without liability to such third parties.  Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to SIENTRA herewith any third-party products, ideas, processes, or other techniques, without the express, written prior approval of SIENTRA.  Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement.  Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services required by this Agreement.

10.Miscellaneous.

(a)Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(b)Sole Agreement.  This Agreement, including the Exhibits hereto, constitutes the final and sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

148496050 v3

(c)Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service, electronic mail (email) or confirmed facsimile, seventy-two (72) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth on the signature page or Exhibit A below, or as subsequently modified by written notice.

(d)Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(e)Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(f)Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g)Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration at JAMS, Inc. in Los Angeles County, California, in accordance with the rules of JAMS by one arbitrator appointed in accordance with said rules.  The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.  This Section 10(g) shall not apply to the Confidentiality Agreement.

(h)Survival.  The provisions of Sections 2, 3, 4, 5(a), 5(b), 5(c), 6, 7, 8, 9 and 10 of this Agreement, and the Confidentiality Agreement, shall survive the termination of this Agreement.

(i)Advice of Counsel.  EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[SIGNATURE PAGE FOLLOWS]

148496050 v3

IN WITNESS WHEREOF, The parties have executed this Agreement as of the date set forth above.

SIENTRA, INC.

By:	/s/ Jeffrey Nugent

Title:	Chairman and Chief Executive Officer

Address:	420 S. Fairview Ave Suite 200

Phone:	(805) 679-8888
/s/ Keith Sullivan
Keith Sullivan

Address:

Phone:
Fax:

148496050 v3

EXHIBIT A

Description of Consulting Services

Consultant agrees to provide the following Services to SIENTRA in conjunction with acquisition of Miramar Labs, Inc.:

•	Assist Chairman and CEO and senior executives of SIENTRA with the transition and integration activities prior to the closing of the Miramar acquisition;
•

Following closing of the acquisition, act in a central commercial leadership role and lead transition effort to integrate sales, marketing, training, sales operations and similar functions at Miramar into SIENTRA’s business – target timeline would be 6 months;

•

Evaluate Miramar commercial team for retention purposes and oversee and coordinate team replacements where necessary and appropriate in a timely manner; and within the confines of any pre-existing non-solicitation arrangements;

•

Develop/confirm an updated commercial “go-to-market” strategy for Miramar products, including comprehensive brand repositioning, unique product benefits, customer retention, clinical protocols, sales training and growth plan for both domestic and international business segments;

•	Coordinate all transition and integration activities with Miramar Steering Committee, consisting of Chairman and CEO, Chief Financial Officer and Chief Operating Officer.
•	Prior to expiration of Term and as quickly as possible, identify, recommend, and recruit a full-time commercial leader for the Miramar business unit

*      *      *

148496050 v36

EXHIBIT B

Compensation

In consideration of Consultant’s Services as set forth in this Agreement, Consultant will be awarded under the SIENTRA’s 2014 Equity Incentive Plan (the “Plan”), and in accordance with the schedule below, 60,000 time-based Restricted Stock Units (the “Consulting RSUs”). The Consulting RSUs will vest in arrears in four quarterly installments as follows: (i) 20,000 shares shall vest on the first business day after the quarter ending September 30, 2017, (ii) 20,000 shares shall vest on the first business day after the quarter ending December 31, 2017, (iii) 10,000 shares shall vest on the first business day after the quarter ending March 31, 2018, and (iv) 10,000 shares shall vest on the first business day after the quarter ending June 30, 2018. The Consulting RSUs will be pro-rated for any partial quarter of engagement during the Term and shall be subject to Consultant’s continued service.

Consultant is also eligible to receive up to an additional 20,000 restricted stock units (the “Performance RSUs”) subject to the achievement of certain revenue targets for Miramar as set forth by the Board or the Compensation Committee of the Board and within the Board’s approved operating plan including operating expenses and gross margin levels and subject to the approval of the Miramar Steering Committee. If the revenue targets for Miramar are met or exceeded, then the Performance RSUs will be granted upon achievement of specified revenue targets as follows: (i) on the first business day after SIENTRA files its Quarterly Report on Form 10-Q for the quarter ending on March 31, 2018, either 5,000 or 10,000 Performance RSUs will be granted depending on the specific revenue target achieved, and (ii) on the first business day after SIENTRA files its Quarterly Report on Form 10-Q for the quarter ending on June 30, 2018, either 5,000 or 10,000 Performance RSUs will be granted depending on the specific revenue target achieved, in each case, subject to Consultant’s continued service. No Performance RSUs will be granted if the revenue targets are not achieved, provided, however that in the event (i) of a Change in Control (as defined in the Plan) of SIENTRA on or prior to the end of the Term, and (ii) Consultant is terminated without Cause (as defined in the Consulting Agreement) prior to the end of the Term, then all of the Performance RSUs will be granted to Consultant fully vested and all unvested Consulting RSUs will also accelerate.

148496050 v37